UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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XL GROUP Public Limited Company
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Dear Valued Partner,
Today we announced that XL is proposing to change its place of incorporation to Bermuda from Ireland.  You can find a copy of our press release at [insert link].
I wanted to make you aware of the proposal and from the top note that this change will have no material impact on how we do business with you and nothing will change as it relates to communications with your day-to-day contacts at XL Catlin.
In so many ways, this feels like a natural step for us to take and one which we believe will benefit clients, brokers and shareholders alike.
XL has had a presence in Bermuda since our inception in 1986, and our footprint there has grown significantly since XL and Bermuda-based Catlin combined this past year. And, as the insurance industry and global regulatory environment have evolved, we have concluded with our regulator in Ireland that Bermuda would be best situated to serve as our group wide supervisor and to approve XL's internal capital model.
As you are well aware, Bermuda is a premier regulator of global insurance and reinsurance companies, with highly sophisticated regulatory capabilities, and our proposal follows the recent determination of full Solvency II equivalence for Bermuda. Combined with Bermuda's familiarity with our business, and with the Bermuda Monetary Authority already serving as the regulator of our largest operating subsidiary, as I say, this is a natural step for us to take.
In terms of timing and next steps, we expect to submit the proposal for redomestication, along with related proposals, to our shareholders in the next several months and hope to complete the transaction in the third quarter of 2016. Also, we do not expect the proposed redomestication to have any material impact on our financial results, including the Company's global effective tax rate.  And, we will continue to trade on the New York Stock Exchange under the ticker symbol "XL" and we expect to remain included on the S&P 500 Index.
So, it should be a seamless transition for you. We look forward to continuing our work together throughout 2016 and well into the future.
Best,
Mike